Exhibit 107

Calculation of Filing Fee Tables

Form S-8

AGBA Group Holding Limited

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Ordinary Share, par value $0.0001 per share	457(h)	16,000,000	(2)	$2.195	$35,120,000	0.0001476	$5,183.72
Total Offering Amounts						$35,120,000		$5,183.72
Total Fee Offsets								—
Net Fee Due								$5,183.72

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional ordinary shares of AGBA Group Holding Limited (the “Registrant”) that may be offered and issued under the AGBA Group Holding Limited 2024 Equity Incentive Plan (the “Incentive Plan”) to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Represents an additional 16,000,000 ordinary shares, par value $0.001 per share, of the Registrant issuable under the Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high ($2.32) and low ($2.07) sale prices of such shares on the Nasdaq Capital Market on August 27, 2024.

(4)	The Registrant does not have any fee offsets.